Exhibit 99.2

UScellular Completes Sale of Wireless Operations

CHICAGO, Aug. 1, 2025 - Array Digital Infrastructure, Inc.SM (NYSE: USM) (the “Company”), formerly known as United States Cellular Corporation, and Telephone and Data Systems, Inc. (NYSE: TDS) today announced the successful closing of the previously announced divestiture of the Company’s wireless operations and select spectrum assets to T-Mobile US, Inc. (T-Mobile). Total consideration received in today’s closing was $4.3 billion after adjustments, which includes a combination of $2.6 billion in cash proceeds and approximately $1.7 billion in debt assumed by T-Mobile through an exchange offer made to UScellular’s debtholders, which is expected to close on August 5, 2025. The amounts are subject to final adjustment approximately 180 days after the closing date.

ArraySM will retain its approximately 4,400 owned towers, noncontrolling investment interests, and spectrum holdings across various bands. Array’s tower assets represent the fifth largest tower business in the United States.

Also, in connection with the closing:

•	As previously disclosed, Douglas W. Chambers has been named interim President and CEO of Array. Prior to his appointment, Chambers served as Executive Vice President, Chief Financial Officer and Treasurer of UScellular.

•	The Company intends to change its ticker symbol on the NYSE to “AD” for its Common Stock, replacing USM. Trading under the new name and symbol is expected to commence on August 12, 2025. The CUSIP number will remain unchanged.

•	T-Mobile entered into a 15-year Master License Agreement (MLA) to be a long-term tenant on a minimum of 2,015 incremental towers owned by Array and extend the lease term for the approximately 600 towers where T-Mobile is already a tenant, creating a long-term contracted revenue stream from a strong anchor tenant.

“The closing of the sale of UScellular’s wireless operations and certain spectrum assets to T-Mobile marks an important milestone in the Company’s 42-year history,” said Walter Carlson, TDS President and CEO. “The successful completion of this transaction has delivered significant shareholder value and has positioned the continuing Array business with a strong balance sheet and a tower infrastructure business poised for growth and value creation.

“We would not have been able to achieve this transformation without the commitment and support of the entire UScellular team. We thank all of them, whether they are staying with Array, transitioning to T-Mobile, or moving on to their next chapter, for their contributions and leadership throughout the sale and integration process and wish them continued success.”

Retained Spectrum

As previously disclosed, the Company has entered into agreements with Verizon, AT&T and two other mobile network operators to sell a portion of the spectrum licenses that were not included in the sale to T-Mobile. Those transactions are subject to receipt of regulatory approval and satisfaction of customary closing conditions. The Company intends to opportunistically monetize its retained spectrum holdings that are not under previously announced agreements.

Additional Information

A Form 8-K will be filed with the U.S. Securities and Exchange Commission and available on the Company’s investor relations website.

The Company will provide additional information during its second quarter earnings call on August 11, 2025.

Advisors

Citigroup Global Markets Inc. served as lead financial advisor, Centerview Partners LLC served as financial advisor, and Sidley Austin LLP served as lead legal advisor to TDS. TD Securities (USA) LLC and Wells Fargo also served as financial advisors to TDS for the transaction. PJT Partners LP served as financial advisor and Cravath, Swaine & Moore LLP served as legal advisor to the independent directors of UScellular. Clifford Chance LLP and Wilkinson Barker Knauer, LLP also served as legal regulatory advisors to UScellular and TDS for the transaction.

About Array

Array Digital Infrastructure, Inc. is a leading owner and operator of shared wireless communications infrastructure in the United States. With over 4,400 cell towers in locations from coast to coast, Array enables the deployment of 5G and other wireless technologies throughout the country.

Headquartered in Chicago, Array is an approximately 81% owned subsidiary of Telephone and Data Systems, Inc. and was formerly known as United States Cellular Corporation (UScellular). Founded in 1969, Telephone and Data Systems provides wireless infrastructure and broadband services through its businesses including Array and TDS Telecom. Visit tdsinc.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. Important factors that may affect these forward-looking statements include but are not limited to the risk that changes in the telecommunications industry or other factors could lead to a significant decrease in leasing demand for towers or our inability to monetize our retained spectrum. Investors are encouraged to consider this and other risks and uncertainties that are more fully described under “Risk Factors” in the most recent filing of the Company’s Form 10-K, as updated by any Form 10-Q filed subsequent to such Form 10-K.